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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
TRM CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Notice of Annual Meeting of Shareholders
June 4, 2002

To Our Shareholders:

        The annual meeting of the shareholders of TRM Corporation, an Oregon corporation (the "Company"), will be held on Tuesday, June 4, 2002, at 9:00 a.m. at the offices of TRM Corporation, 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103, for the following purposes:

        1.    To elect three members of the Board of Directors for three-year terms.

        2.    To transact such other business as may properly come before the meeting or any adjournment thereof.

        All shareholders are invited to attend the meeting. Holders of record of the Company's Common Stock at the close of business on April 12, 2002, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors
Daniel L. Spalding President
Portland, Oregon April 24, 2002

        YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, please promptly sign and date your enclosed proxy and return it in the postage paid envelope.

        A shareholder who completes and returns the proxy and subsequently attends the meeting may elect to vote in person, since a proxy may be revoked at any time before it is voted. Retention of the proxy is not necessary for admission to the meeting.

PROXY STATEMENT

        The enclosed proxy is solicited by the Board of Directors of TRM Corporation (the "Company") for use at the 2002 Annual Meeting of Shareholders ("the Annual Meeting") to be held on Tuesday, June 4, 2002, at 9:00 a.m. at the offices of TRM Corporation, 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103, and at any adjournments thereof.

        The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation and mailing of the proxy statement, form of proxy and any other material furnished to the shareholders by the Company in connection with the annual meeting. In addition to the solicitation of proxies by mail, employees of the Company may also solicit proxies by telephone and personal contact. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies from brokers and other nominees at an estimated cost of $1,500. The Company's Annual Report on Form 10-K covering the year ended December 31, 2001, which includes financial statements, is being mailed to shareholders together with these proxy materials on or about April 24, 2002.

        Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while attending the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid proxies will be voted at the meeting in accordance with the instructions given. If no instructions are given, the proxies will be voted for the election of the nominees for director. At the meeting, the presence in person or by proxy of the holders of a majority of the shares issued and outstanding will constitute a quorum for the transaction of business.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

        The Company's outstanding voting securities consist of Common Stock ("Common Stock") and Series A Preferred Stock ("Series A Preferred"). The record date for determining holders of Common Stock and Series A Preferred entitled to vote at the Annual Meeting is April 12, 2002. On that date, there were 7,059,790 shares of Common Stock and 1,777,778 shares of Series A Preferred outstanding, each entitled to one vote per share, voting together as one class. Neither the Common Stock nor the Series A Preferred has cumulative voting rights. Each share of Series A Preferred is convertible into .7499997 shares of Common Stock.

        The following table sets forth certain information regarding the beneficial ownership as of March 1, 2002, of the Common Stock (and the Series A Preferred on an as-converted basis) by (i) each person known by the Company to own beneficially more than five percent of the Common Stock, (ii) each director or person nominated to become a director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

Beneficial Owner	Address	Shares Beneficially Owned(1)	Percent(2)
Safeco Corporation(3)	SAFECO Plaza Seattle, WA 98185	1,276,850	18.1%
Laifer Capital Management, Inc.(4)	450 Seventh Avenue New York, NY 10036	1,170,900	15.9%
Daniel G. Cohen(5)	1818 Market Street, 28th Floor Philadelphia, PA 19103	1,243,809	15.0%
Frederick O. Paulsell(6)	2033 6th Avenue Seattle, WA 98101	906,712	12.6%
ReadyCash Investment Partners, L.P.(7)	1521 Locust Street, 4th Floor Philadelphia, PA 19102	679,403	9.1%

Edwin S. Chan(8)	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	504,618	7.1%
Marcia W. Zech(9)	3041 60th Avenue, S.E. Mercer Island, WA 98040	443,930	6.3%
Dimensional Fund Advisors, Inc.(10)	1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	441,300	6.3%
Friedman, Billings, Ramsey Group, Inc.(11)	1001 Nineteenth Street North Arlington, VA 22209	388,889	5.2%
Edward E. Cohen(12)	1845 Walnut Street, Suite 1000 Philadelphia, PA 19103	379,868	5.3%
Danial J. Tierney	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	110,131	1.5%
Daniel L. Spalding	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	58,332	..8%
Kenneth L. Tepper	1845 Walnut Street, 10th Floor Philadelphia, PA 19103	31,666	..4%
Gary M. Cosmer	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	17,407	..2%
Bryan R. Clark	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	14,000	..2%
Joseph G. Denton	5600 West Lover's Lane, Suite 116 Dallas, TX 75029	12,500	..2%
Slavka B. Glaser	277 Park Avenue, 9th Floor New York, NY 10172	5,000	..1%
Hersh Kozlov	1940 Route 70 East, Suite 200 Cherry Hill, NJ 08003	5,000	..1%
Henry Sun	1201 Market Street, Suite 1600 Wilmington, DE 19801	0	—
Harmon Spolan	1900 Market Street, 4th Floor Philadelphia, PA 19103	0	—
Directors and executive officers as a group (13 persons)		2,784,425	34.3%

*
Represents less than 1 percent.

(1)
Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "SEC"), and includes voting power and dispositive power with respect to shares. Shares are held with sole voting and dispositive power unless otherwise indicated. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage for the person holding such options, but are not deemed outstanding for computing the percentage for any other person. The numbers of shares that may be obtained upon exercise of options that are currently exercisable or exercisable within 60 days of March 1, 2002, are as follows: Mr. Daniel Cohen 150,000 shares; Mr. Edward Cohen 105,000 shares; Mr. Frederick Paulsell 116,250 shares; Mr. Danial Tierney

  107,000 shares; Mr. Daniel Spalding 58,332 shares; Mr. Kenneth Tepper 29,166 shares; Mr. Gary Cosmer 17,000 shares; Mr. Edwin Chan 15,000 shares; Mr. Joseph Denton 12,500 shares; Mr. Bryan Clark 14,000 shares; Ms. Slavka Glaser 5,000 shares, and all executive officers and directors as a group, 614,248 shares.

(2)
Assumes the exercise of solely that individual's options or warrants, or conversion of solely that party's Series A Preferred, and issuance by the Company of the related number of shares of Common Stock.

(3)
This information is based upon a Schedule 13G dated January 25, 2002, and filed with the SEC, disclaiming beneficial ownership of these shares. The shares are beneficially owned by registered investment companies for which a subsidiary of Safeco Corporation serves as an adviser. Because of its ownership or control of one or more investment companies which directly own shares, Safeco Corporation may be considered an indirect beneficial owner of these shares.

(4)
This information is based upon a Schedule 13D/A dated March 18, 2002, and filed with the SEC, in which Laifer Capital Management, Inc. ("Laifer") reported that it had (i) sole voting power with respect to 632,467 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to 632,467 shares and shared dispositive power with respect to an additional 538,433 shares. Laifer's holding is comprised of 883,124 shares of Common Stock, 313,228 shares of Series A Preferred which are convertible into 234,920 shares of Common Stock, and warrants to purchase 52,856 shares of Common Stock.

(5)
Consists of shares that are beneficially owned by ReadyCash Investment Partners, L.P. ("ReadyCash"), 224,472 shares which Mr. Cohen has informed the Company he acquired, 189,934 shares owned by a partnership, the partners of which include Daniel Cohen and Edward Cohen, and 150,000 shares which are represented by options which are exercisable within 60 days of March 1, 2002. Mr. Daniel Cohen is the majority shareholder and an officer and director of the general partner of ReadyCash. Under current SEC rules, Mr. Cohen may be deemed to be the beneficial owner of shares owned by ReadyCash.

(6)
The information excludes shares owned by Mr. Paulsell's children, all of whom are adults. The information also excludes 443,930 shares owned by Mr. Paulsell's former wife, Marcia W. Zech. Mr. Paulsell disclaims beneficial ownership of all such shares.

(7)
Represents the number of shares that may be acquired within 60 days pursuant to ReadyCash Investment Partners, L.P.'s ("ReadyCash") (i) right to convert its Series A Preferred into shares of Common Stock and (ii) right to exercise its warrant to purchase shares of Common Stock. This information is based on the Company's records reporting that ReadyCash's holdings consist of 550,226 shares of Series A Preferred which are convertible into 412,699 shares of Common Stock, and warrants to purchase 31,784 shares of Common Stock. ReadyCash's beneficial ownership also includes 313,228 Series A Preferred which are convertible into 234,920 shares of Common Stock under an irrevocable proxy given by Laifer Capital Management to vote the shares.

(8)
The information provided includes 30,641 shares owned by Mr. Chan's wife and minor children.

(9)
This information is based upon a Schedule 13G dated January 16, 2001, and filed with the SEC, reporting that Marcia W. Zech had (i) sole voting power with respect to 443,930 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to 443,930 shares and shared dispositive power with respect to no shares. The information provided excludes shares owned by Mrs. Zech's children and other relatives, all of whom are adults. The information also excludes 906,712 shares beneficially owned by her former husband, Frederick O. Paulsell. Mrs. Zech disclaims beneficial ownership of all such shares.

(10)
This information is based upon a Schedule 13G dated January 30, 2002, and filed with the SEC, reporting that Dimensional Fund Advisors, Inc. had (i) sole voting power with respect to 441,300 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to all 441,300 shares.

(11)
This information is based in part upon TRM Corporation's records which reflect that Friedman, Billings, Ramsey Group, Inc., ("the Fund") owns 388,889 shares of the Company's Common Stock, consisting of 423,280 shares of the Company's Series A Preferred which are convertible into 317,460 shares of Common Stock, and warrants to purchase 71,429 shares of Common Stock. The Fund filed a Schedule 13G/A dated February 14, 2002, with the SEC, reporting that (the "Fund") has sole voting power and sole dispositive power with respect to 423,280 shares, including warrants to purchase 103,572 shares. On June 24, 2001, 32,143 warrants expired.

(12)
Consists of 43,994 shares owned by an individual retirement account for the benefit of Edward Cohen, 189,934 shares owned by a partnership, the partners of which include Edward Cohen and Daniel Cohen, and 105,000 shares which are represented by options which are exercisable within 60 days of March 1, 2002. Also includes 40,940 shares owned by a charitable foundation of which Edward Cohen and his spouse are trustees, which shares Edward Cohen disclaims beneficial ownership.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of Messrs. D. Cohen and Tepper expire in 2002. The terms of office of Ms. Glaser and Messrs. E. Cohen, and Paulsell expire in 2003. The terms of office of Messrs. Denton, Kozlov and Sun expire in 2004.

        Messrs. D. Cohen and Tepper are nominated for a three-year term. The Board of Directors appointed Mr. Harmon Spolan to the Board in December 2002 to fill the vacancy created by the resignation of Joel R. Mesznik in July 2001. The Board has nominated Mr. Spolan to serve an additional three-year term. Descriptions of the three nominees for election follow. For a description of the continuing directors, see "Background Information About Continuing Directors."

        Daniel Gideon Cohen, 32, was elected a director and Chairman of the Executive Committee of the Board of Directors in June 1998. He was elected Chairman of the Board of TheBancorp.com in September 2000. Mr. Cohen has been Chairman of the Executive Committee of TheBancorp.com since 1999, and Chief Executive officer of TheBancorp.com from 1999 until September 2000. Mr. Cohen has been Chairman, CEO and President of Cohen Bros. & Co. since 2001. From 1995 through 2000, Mr. Cohen was an officer and director of Resource America, Inc. Mr. Cohen is the son of Edward E. Cohen and son-in-law of Joseph G. Denton, both of whom are directors of the Company.

        Kenneth L. Tepper, 40, has served on the Board of Directors of the Company since June 1998 and was subsequently elected Chairman of the Board in June 2001. Previously, Mr. Tepper was President and CEO of USABancShares, a Federal Reserve bank holding company and BankPhiladelphia, an FDIC insured financial institution where he served from 1995 through 2000. Prior to 1995, Mr. Tepper served in a number of capacities within the financial institutions industry, including as Director of Merchant Banking for Eagle Bancshares in Atlanta, Georgia and as Corporate Counsel for Royal Bank of Pennsylvania. He is currently a Director of the Pennsylvania Industrial Development Authority (PIDA) and former Chairman of the Republican Party Finance Committee for the Commonwealth of Pennsylvania during the Ridge Gubernatorial campaign.

        Harmon S. Spolan, 66, was appointed a director in December 2001. He is a senior partner in the law firm of Cozen O'Connor, P.C., Philadelphia, Pennsylvania, which he joined in 1999, where he chairs the Financial Services practice group. Prior thereto, he was President, COO, and a director of JeffBanks, Inc., a commercial bank headquartered in Philadelphia, Pennsylvania, from 1977 to 1999, when he retired from the bank. He is a member of the Philadelphia, Pennsylvania, and American Bar Associations.

        It is the intention of the persons named in the accompanying form of proxy to vote for the three nominees, unless other instructions are given. Proxies cannot be voted for more than three nominees. Directors are elected by the vote of a plurality of the shares cast in person or by proxy at the meeting. Accordingly, the three nominees receiving the most votes at the meeting will be elected director to serve for three-year terms. Abstentions and broker non-votes will have no effect on the results of the vote. If any nominee is unable to stand for election for any reason, proxies will be voted for the election of a substitute proposed by the Board of Directors.

BACKGROUND INFORMATION ABOUT
CONTINUING DIRECTORS

        Edward E. Cohen, 63, was elected Chairman of the Board in June 1998. He has been the Chairman of the Board of Directors of Resource America, Inc., a specialty finance company, since 1990 and the Chief Executive Officer since 1988. Mr. Cohen has been the Chairman of the Board of Brandywine Construction & Management, Inc., a property management company, since 1994. Mr. Cohen is the father of Daniel G. Cohen.

        Joseph G. Denton, 65, was elected a director in June 1998. He was a Senior Principal with the Carreker Corporation delivering e-Commerce strategy consulting to large super-regional and international banks from 1999 to 2001. He was a Principal with A.T Kearney and a Director and Senior Management Consultant with EDS, where he has consulted with banks internationally. Mr. Denton was a self-employed management consultant in Dallas, Texas, and, prior to that, he was a consulting partner with the accounting firm of Deloitte, Haskins and Sells with responsibility for financial institutions consulting. Mr. Denton has held executive and senior officer positions in large regional banks and served at the board and policy making levels. Mr. Denton is also a former member of the Board of Directors of Bankwire, a consortium of banks that ran an administrative wire service between its members. Mr. Denton is the father-in-law of Daniel G. Cohen.

        Slavka B. Glaser, 31, was elected a director in June 2000. She has been employed with JP Morgan Securities, working in the European Cash Equities group since September 2000 as an Institutional Sales person responsible for research coverage of US investment institutions. Prior to joining JP Morgan, Ms. Glaser was employed with Brown Brothers Harriman, a private banking and brokerage services company, since 1996, serving as a member of its US Institutional Sales Group.

        Hersh Kozlov, 54, was elected a director in June 2001. He is a partner in the law firm of Wolf, Block, Schorr and Solis-Cohen LLP. Before joining the firm of Wolf, Block, Schorr and Solis-Chohen LLP in March 2001, Mr. Kozlov was a partner with the law firm of Kozlov, Seaton, Romanini, Brooks & Greenberg since 1981. Mr. Kozlov formerly served as a director of Jeff Banks Inc., and U.S. Healthcare Insurance Company.

        Henry Sun, 43, was elected a director in June 2001. He has been the President and CEO of Sun Inter-Technology Corp., a capital equipment and high-tech products investment, marketing and sales, and consulting company, since 1989. From 1987 to 1989, Dr. Sun was the Manager and Vice President of Quadra-Logic Technologies, Inc. Dr. Sun is a member of the Advisory Board of Jeff Banks Inc.

        Frederick O. Paulsell, 62, has served as a director since 1984 and as Chairman of the Board from 1985 to 1998. Since April 2001, Mr. Paulsell has been a principal at Buerk, Craig, Victor L.L.C., a Seattle-based investment banking firm. Mr. Paulsell serves on the Board of Directors of Costco Companies, Inc., Pacific Northwest Title and Smith Barney Fundamental Value Fund, and several privately held companies.

CORPORATE GOVERNANCE

Information Concerning the Board of Directors and Certain Committees

        The Board of Directors held four formal meetings during 2001. Each of the directors attended at least 75% of all meetings of the Board of Directors and Committees on which they served, except Mr. Denton who attended two meetings, Ms. Glaser who attended two meetings, and Mr. Sun who attended one meeting. The Board of Directors currently consists of nine directors. Each class of directors consists of three directors.

        Standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Executive Committee, Investment Committee and Nominating Committee.

        The Audit Committee reviews the scope and effectiveness of audits by the independent accountants, matters relating to the integrity of the Company's finances and financial statements and selects and recommends to the Board of Directors the engagement of independent accountants. The Committee held one formal meeting during 2001. The members of the Committee are Messrs. Kozlov (Chairman) and Sun, and Ms. Glaser, and all are independent directors within the meaning of Rule 4200 (a) (14) of the National Association of Securities Dealers' listing standards. For additional information about the Audit Committee, see "Audit Committee Matters."

        The Compensation Committee establishes and monitors executive officer compensation and administers the Company's 1996 Stock Option Plan and Employee Stock Purchase Plan. The Committee did not meet formally during 2001. The members of the Committee are Messrs. E. Cohen (Chairman), Tepper and Spolan.

        The Executive Committee exercises all authority of the Board of Directors between meetings of the Board of Directors. The Committee met informally on various occasions during 2001. The members of the Committee are Messrs. D. Cohen (Chairman), E. Cohen, and Tepper.

        The Investment Committee evaluates and makes recommendations to the Board of Directors concerning potential merger and acquisition activities, significant capital investments and financial structuring. The Committee did not meet formally during 2001. The members of the Committee are Messrs. Denton (Chairman), D. Cohen and Paulsell.

        The Nominating Committee recommends persons for nomination as directors of the Company. The Committee will consider nominees recommended by shareholders for the 2003 annual meeting if submitted in writing to the Secretary of the Company prior to December 21, 2002. The Committee met informally on various occasions during 2001. The members of the Committee are Messrs. E. Cohen (Chairman) and D. Cohen.

Director Compensation

        As Chairman of the Board of Directors with continuing responsibility in the areas of strategic planning and corporate governance, Mr. Kenneth L. Tepper is paid a salary of $275,000 per year. Mr. Daniel G. Cohen, as Chairman of the Executive Committee of the Board of Directors with responsibility for management oversight between meetings of the Board of Directors, is paid a salary of $150,000 per year. In addition, the Company leases automobiles for use by Daniel Cohen and Mr. Tepper. Mr. Daniel Cohen also served as Chairman of the Board of Directors of iATM and was paid a salary of $150,000 per year.

        The remaining non-employee directors are paid $500 for each formal meeting of the Board of Directors or Committee which they attend. If Board and Committee meetings are held on the same day, only one attendance fee is paid. Board members do not receive compensation for telephone attendance at a meeting of the Board of Directors. In addition, members of the Board of Directors are paid an annual retainer of $12,000. Mr. Kozlov receives an additional retainer of $5,000 as Chairman of the Audit Committee, Mr. Edward Cohen receives an additional $10,000 as Chairman of the Compensation and Nominating Committees, and Mr. Denton receives an additional retainer of $5,000 as Chairman of the Investment Committee.

        Pursuant to the Company's 1996 Stock Option Plan, each nonemployee director is automatically granted a nonstatutory stock option for 5,000 shares of the Company's Common Stock on the date of each annual shareholders meeting held during the time he or she serves as a nonemployee director. Each nonemployee director who is serving on the Executive Committee of the Board automatically is granted an additional nonstatutory stock option for 2,500 shares on the date of each annual shareholder meeting held during the time the director serves as a member of the Executive Committee. The exercise price for all options granted to nonemployee directors under the Plan is the fair market value of the Company's Common Stock on the date of grant. Each such option has a 10-year term and becomes fully exercisable on the first anniversary of the option grant, provided the director is then serving on the Board and, if applicable, on the Executive Committee.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Board of Directors, consisting of Messrs. E. Cohen, Spolan and Tepper, makes determinations regarding the compensation of the Company's executive officers. No executive officer of the Company is a director or executive officer of any entity of which any member of the Compensation Committee is a director or executive officer. Mr. E. Cohen served as Chairman of the Company from June 1998 to June 2001. Mr. Tepper is currently employed as Chairman of the Company.

Certain Relationships and Related Transactions

        In February 2002, TRM Corporation ("TRM or the Company") and NCR Corporation entered into an agreement to reorganize iATMglobal.net ("iATM"), a majority owned subsidiary of TRM Corporation.

        As part of the reorganization, TRM Corporation purchased all the outstanding common shares of iATM owned by Alexander Haddow and Alexander Ogilvie for $60,000 cash. TRM Corporation formed S-3 Corporation, a new wholly owned subsidiary into which TRM contributed all the issued and outstanding shares of common stock of iATM. iATM repurchased all of its issued and outstanding common shares from S-3 Corporation and, in consideration for the purchase price iATM transferred to S-3 all of the shares of common stock of Strategic Software Solutions ("SSS"), a wholly owned subsidiary of iATM, and the remaining $47,000 cash of iATM after reserves for agreed upon liabilities. S-3 Corporation will retain ownership of Strategic Software Solutions, and certain license agreements to develop and deploy RAAP (Remote Access Application Protocol) Software in the United Kingdom exclusively for two years. RAAP allows existing Internet e-commerce companies to offer their products and services to customers through the ATM. In addition SSS will receive $1.2 million in development contracts from NCR Corporation for RAAP development by the end of the first quarter of 2003. S-3 will pay NCR

Corporation 8% of its net revenues from RAAP transactions for seven years and 6% of gross revenues in the event it licenses its server software to any third party.

        Substantially all $1.1 million of the revenue and $380,000 in related receivables recorded by iATM in the year 2001 resulted from internet and software development performed by Strategic Software Solutions for NCR.

        Since the inception of the ATM business in 1999, TRM Corporation has purchased substantially all of its ATMs from NCR. In addition, NCR provides related maintenance and services for a portion of the Company's base of installed ATMs. In 1999, 2000 and 2001, respectively, the Company paid NCR $5.8 million, $13.2 million and $5.8 million for equipment and services, and had $294,000, $1.2 million and $958,000 in accrued expenses for services and equipment from NCR.

        In the third quarter of 2000, iATM deposited $3.5 million in a cash money market account with TheBancorp.com, an internet banking and financial services corporation. The account is completely liquid and available for use by iATM. Daniel Cohen is the Chairman of the Board of Directors of both iATM and TheBancorp.com. In addition, Mr. Cohen has served as the Chairman of the Executive Committee of TRM Corporation since 1998. In connection with the reorganization of iATM described above, iATM used substantially all of the cash in payment of liabilities and operating expenses. Included in these amounts was $200,000 in severance payments to Mr. Cohen, which was accrued as of December 31, 2001.

        In the fourth quarter of 2001, the Board commissioned Mr. Joseph G. Denton, a Director of the Company, to conduct an operations review of the Company. Mr. Denton has been paid $29,250 for consulting services rendered during the fourth quarter of 2001, and $19,500 for consulting services rendered during the first quarter of 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the executive compensation paid by the Company during the years ended December 31, 2001, December 31, 2000, and December 31, 1999, respectively, to the Chief Executive Officer and the four most highly compensated executive officers of the Company during 2001.

		Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Securities Underlying Options	Other Compensation
Frederic P. Stockton President and Chief Executive Officer(1)	2001 2000 1999	$ $ $	430,042 322,924 322,500	$	— 100,000 —	— — 75,000	$ $ $	89,439 1,262 1,561	(4) (4) (5)
Daniel L. Spalding President(2)	2001 2000	$ $	200,095 105,453	$ $	30,000 —	100,000 50,000		$1,369 —	(6)
Danial J. Tierney Senior Vice President, North America Business	2001 2000 1999	$ $ $	180,000 163,750 150,000	$ $ $	15,000 50,000 10,000	— — 60,000		— — —
Kathleen O. Hoogerhuis Vice President—ATM Business(3)	2001 2000 1999	$ $ $	150,799 158,338 120,000	$	— 30,000 —	— — —		$14,304 — —	(7)
Gary Cosmer Vice President, Chief Technology Officer	2001 2000 1999	$ $ $	123,170 112,168 97,056	$ $ $	10,000 15,000 16,000	— — 25,000		— — —

(1)
Mr. Stockton resigned from the Company effective November 19, 2001, pursuant to a separation agreement described under Employment Agreements.

(2)
Mr. Spalding served as Vice President of Finance and Chief Financial Officer until October 22, 2001, at which time he was appointed President of the Company.

(3)
Ms. Hoogerhuis resigned from the Company effective October 15, 2001, pursuant to the terms of an employment agreement with the Company described under Employment Agreements.

(4)
Reflects payments for accrued personal leave time and lease payments made by the Company for use of an automobile by Mr. Stockton.

(5)
Reflects contributions to the Company's Profit Sharing Retirement Plan.

(6)
Reflects payments made by the Company for use of an automobile by Mr. Spalding.

(7)
Reflects payment for accrued personal leave time.

Stock Option Grants During the Year Ended December 31, 2001

        The following table provides information regarding stock options granted to the executive officers named in the Summary Compensation Table during the year ended December 31, 2001.

Individual Grants
			Percent of Total Options Granted to Employees and Directors in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Number of Shares Underlying Options Granted
Name				Exercise Price Per Share	Expiration Date
						5%	10%
Frederic P. Stockton	—		—	—	—	—	—
Daniel L. Spalding	100,000	(2)	34.48%	$1.25	10/22/11	$78,612	$199,218
Daniel J. Tierney	—		—	—	—	—	—
Kathleen O. Hoogerhuis	—		—	—	—	—	—
Gary Cosmer	—		—	—	—	—	—

(1)
In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

(2)
The option vests monthly over a two year period from the date of grant.

Option Exercises and Holdings

        The following table indicates (i) stock options exercised by the executive officers named in the Summary Compensation Table during the last fiscal year, (ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of December 31, 2001, and (iii) the fiscal year-end value of "in-the-money" unexercised options.

			Number of Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End(2)
Name	Shares Acquired on Exercise
		Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Frederic P. Stockton	—	—	50,000	25,000	$—	$—
Daniel L. Spalding	—	—	24,999	125,001	$833	$9,167
Daniel J. Tierney	—	—	103,000	34,000	$—	$—
Kathleen O. Hoogerhuis	—	—	41,999	0	$—	$—
Gary M. Cosmer	—	—	15,000	15,000	$—	$—

(1)
Aggregate market value of the shares covered by the option, less the aggregate price paid by the executive.

(2)
Based on the fair market value of the Company's stock as of December 31, 2001. Values are stated on a pretax basis.

Employment Agreements

        Mr. Kenneth L. Tepper entered into an employment agreement with the Company in December 2001. Under the terms of the employment agreement, Mr. Tepper is to be paid an initial annual salary of $275,000, to be reviewed annually, and is eligible for incentive compensation based on performance criteria to be determined between Mr. Tepper and the Company. Under the terms of the new employment agreement, Mr. Tepper received options to purchase 100,000 shares of the Company's stock that vest monthly over a period of 24 months, and expire ten years from the date of grant. In the event Mr. Tepper is terminated by the Company other than "for cause", Mr. Tepper will receive a severance payment equal to twelve month's salary plus one month's salary for each year of employment up to a maximum of 24 months' pay.

        Mr. Danial J. Tierney entered into an employment agreement with the Company in January 2000. Under the terms of the employment agreement, Mr. Tierney is to be paid an annual salary of $165,000, subject to annual review, and is eligible for incentive compensation based on performance criteria to be determined between Mr. Tierney and the Company. In the event Mr. Tierney is terminated by the Company other than "for cause", Mr. Tierney will receive a severance payment equal to six months' salary, plus one month's salary for each year of employment up to a maximum of 12 months' pay.

        Mr. Gary Cosmer entered into an employment agreement with the Company in February 2000. Under the terms of the employment agreement, Mr. Cosmer is to be paid an annual salary of $114,000, subject to annual review, and is eligible for incentive compensation based on performance criteria to be determined between Mr. Cosmer and the Company. In the event Mr. Cosmer is terminated by the Company other than "for cause", Mr. Cosmer will receive a severance payment equal to six months' salary, plus one month's salary for each year of employment up to a maximum of 12 months' pay.

        Mr. Frederic P. Stockton resigned from the Company effective November 19, 2001 pursuant to a separation agreement. Under the terms of this agreement, Mr. Stockton is to receive severance pay in the amount of $350,000. In addition, the Company repurchased vested stock options in exchange for $50,000 and provided Mr. Stockton with continued use of a Company automobile and insurance benefits for a period of up to two years. Mr. Stockton has also agreed to provide consulting services for a period of one year in exchange for a payment of $50,000.

        Ms. Kathleen Hoogerhuis resigned from the Company effective October 15, 2001. Under the terms of an employment agreement dated October 1, 1999, Ms. Hoogerhuis is to receive severance pay in the amount of $116,253 and insurance benefits for a period of nine months from the effective date.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

Compensation Committee

        All of the actions regarding compensation of executive officers of the Company during the year ended December 31, 2001, were taken by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of two outside directors and one director employed by the Company. Pursuant to authority delegated by the Board, the Committee makes determinations concerning compensation to be paid to the Chairman, President, and each of the other executive officers of the Company and is responsible for developing and making recommendations to the Board of Directors with respect to the Company's executive compensation policies. During the year ended December 31, 2001, the Committee also administered the Company's 1996 Stock Option Plan and the Company's Restated 1986 Stock Incentive Plan.

        Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. It is anticipated that the levels of salary and bonus to be paid by the Company will not exceed that limit.

(1)
This section, the section entitled "Report of the Audit Committee" and the section entitled "Comparison of Cumulative Total Return" are not "soliciting material," are not deemed "filed" with the Securities and Exchange Commission and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Act of 1934, regardless of date or any general incorporation language in such filing.

Executive Officer Compensation

        The Company's executive officer compensation is based on several general principles, which are summarized below:

  •
  Encourage long-term success and align shareholder interests with management interests by giving TRM's executives the opportunity to acquire stock in TRM

  •
  Reward initiative of TRM's executive officers

  •
  Link corporate and individual performance to compensation

  •
  Provide competitive total compensation which enables TRM to attract and retain key executives

        The Company's executive compensation program consists of base salary, annual cash incentive compensation in the form of discretionary bonuses and discretionary long-term incentive compensation in the form of stock options. This program is designed to reflect pay for performance that is tied to the Company's, as well as the individual's performance.

        Base Salary.    During the year ended December 31, 2001, the salaries established for executive officers other than the Chief Executive Officer were determined by the Committee after considering the Company's size and complexities relative to other public companies. In determining salaries, the Committee took into account job responsibilities, individual experience and individual performance. Each executive officer's salary is reviewed annually, and increases to base salary are made to reflect competitive market increases and the individual factors described above.

        Cash Bonuses.    In 2001 executive officers of TRM were eligible for payment of an annual cash bonus based upon company-wide and individual performance criteria as determined between the officer and the Company.

        Long-Term Incentives-Stock Options.    The Company's primary long-term incentive compensation is through stock options. The Company has a stock option plan in which key employees of the Company, including executive officers, are eligible to participate. The Board of Directors and the Committee believes that the availability of stock incentives is an important factor in the Company's ability to attract and retain key employees, to provide an incentive for them to exert their best efforts on behalf of the Company and to further align their interests with shareholders. Initial options granted to executive officers depend on the level of responsibility and position, and subsequent grants are made based on the Committee's subjective assessment of performance, among other factors. Options granted to executive officers generally become exercisable in equal increments over a period of years. The compensation committee believes that stock options with these features provide an incentive for executives to remain in the employ of the Company and reward executive officers and other key employees for performance that results in increases in the market price of TRM's common stock—which directly benefits all shareholders. Stock option grants to certain executive officers during the year ended December 31, 2001 are reflected in the Summary Compensation Table and the stock option tables.

Chief Executive Officer Compensation

        The 2001 salary established for the President was determined by the Committee after considering salaries offered by the Company's competitors, the Company's size and complexities relative to other public companies, and the Company's desire to retain a skilled senior executive. In determining salary, the Committee takes into account the President's employment agreement signed at hire plus individual performance during the year.

Compensation Committee Report Submitted By: Edward Cohen, Chairman Kenneth L. Tepper Harmon Spolan

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

        In accordance with its written charter adopted by the board of directors, a copy of which is attached hereto as Appendix A, the Audit Committee of the Board of Directors consists of three members and operates under such written charter. All of the members are independent directors according to Nasdaq's independent director and audit committee listing standards.

        In connection with the Company's audited financial statements for the year ended December 31, 2001, the Audit Committee

  •
  reviewed and discussed the audited financial statements with management;

  •
  discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and

  •
  received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the independent auditors' independence.

        Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Audit Committee Report Submitted By: Hersh Kozlov, Chairman Slavka Glaser Henry Sun

Principal Accounting Firm Fees

        The Company incurred the following fees for services performed by the Company's principal accounting firm, PricewaterhouseCoopers LLP, in fiscal year 2001:

Audit Fees	$183,107	(1)
All Other Fees	$401,178	(2)

Total	$584,285

(1)
Fees for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and the review of the financial statements included in the Company's Forms 10-Q for the fiscal year ended December 31, 2001 are $183,107, of which an aggregate amount of $82,590 has been billed through December 31, 2001.

(2)
Represents the aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2001, primarily for the following professional services:

Audit-related services (a)	$65,546
Income tax compliance and related tax services	$335,632

  (a)
  Audit-related fees include fees for audits of the Company's statutory accounts for the UK subsidiaries, the audit of the Company's employee benefit plan, and services performed related to SEC filings, such as Form 8-K.

Stock Performance Graph

        The following graph provides a comparison of the cumulative total shareholder return for the period December 31, 1996 through December 31, 2001 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market (US) and (iii) the Nasdaq Retail Trade Index, in each case assuming the investment of $100 on December 31, 1996 and the reinvestment of any dividends; the Company has never paid dividends on its Common Stock.

APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has selected PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending December 31, 2001. This firm has served as the Company's auditors since 1999. The decision of the Board of Directors is based on the recommendation of the Audit Committee. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Reports of all transactions in the Company's Common Stock by insiders are required to be filed with the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Based solely on its review of copies of these reports and presentations of such reporting persons, the Company believes that during 2001 such SEC filing requirements were satisfied except for one stock transaction for each of Slavka Glaser, a director, Hersh Kozlov, a director, Henry Sun, a director, Daniel Spalding, an executive officer, and Kenneth Tepper, a director and an executive officer, which was reported late on one Form 5, and seven stock transactions relating to stock owned by Daniel Cohen, a director, which were reported late on two Forms 4.

SHAREHOLDER PROPOSALS

Shareholder Proposals to be Included in the Company's Proxy Statement

        A shareholder proposal to be considered for inclusion in proxy materials for the Company's 2003 annual meeting must be received by the Company not later than December 20, 2002.

Shareholder Proposals Not in the Company's Proxy Statement

        Shareholders wishing to present proposals for action at an annual meeting must do so in accordance with the Company's Bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to that year's annual meeting; provided, however, that in the event less than 30 days' notice of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth day following the date on which such notice of the annual meeting was mailed. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include (i) a brief description of the matter proposed to be brought before the meeting, (ii) the name and address, as they appear in the Company's books, of the shareholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such matter. The presiding officer at the annual meeting may, if in the officer's opinion the facts warrant, determine that business was not properly brought before the meeting in accordance with the Company's Bylaws. If such officer does so, such officer shall so declare to the meeting and any such matter shall not be considered or acted upon. For purposes of the Company's 2003 annual meeting, such notice, to be timely, must be received by the Company between April 4, 2003 and May 5, 2003. In addition, (assuming the Company gives shareholders 30 days' notice of the annual meeting and the date of the 2003 Annual Meeting is on a corresponding date to the 2002 Annual Meeting), if notice of any shareholder proposal to be raised at next year's annual meeting of shareholders is received by the Company at its principal executive offices before April 4, 2003, or after May 5, 2003, proxy voting on that proposal when and if raised at the 2003 annual meeting will be subject to the discretionary voting authority of the designated proxy holders.

        Shareholders wishing to nominate directly candidates for election to the Board of Directors at an annual meeting must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary as described above. The notice shall set forth (i) the information described by Items 401(a), (e) and (f) and Item 403(b) of Regulation S-K under the Securities Act of 1933, as amended, (ii) the class and number of shares of the Company which are beneficially owned by the nominating shareholder, and (iii) any material interest of the shareholder or of the nominee in the Company. The presiding officer at the annual meeting shall determine whether any nomination was properly brought before the annual meeting in accordance with the Company's Bylaws. If such officer determines that any person has not been properly nominated, such officer shall so declare at the meeting and any such nominee shall not be considered in the election.

OTHER MATTERS

        The notice of annual meeting of shareholders provides for transaction of such other business as may properly come before the meeting. As of the date of this proxy statement, the Board of Directors has been advised of no matters to be presented for discussion at the meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the shareholders.

Portland, Oregon
April 24, 2002

Appendix A
Audit Committee Charter

        The Audit Committee (the "Committee") of the Board of Directors (the "Board") of TRM Corporation (the "Committee"), will have the oversight responsibility, authority and specific duties as described below.

A.
Purpose

        The primary function of the Committee is to enable the Board to fulfill its oversight responsibilities by: (I) reviewing the financial information to be provided to shareholders and the Securities and Exchange Commission, (ii) evaluating the company's systems of internal controls established by management, (iii) evaluating the Company's auditing, accounting and financial reporting process generally, and (iv) resolving other matters involving the Company, its senior management and/or its directors (who are not members of the Committee).

B.
Composition

        The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the Nasdaq National Market System. The members of the Committee will be elected annually by the Board and will be listed in the annual report to shareholders. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee.

C.
Meetings

        The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Committee should meet at least annually with the Company's management, the director of internal audit and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately. In addition, the Committee or its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with section D(2)(d) below.

D.
Duties and Responsibilities

        The Committee shall have the following duties and responsibilities:

  1.
  General

  a.
  Review and update this Charter as necessary but at least annually.

  b.
  Report Committee actions and/or recommendations to the Board.

  c.
  Conduct or authorize investigations into any matters within the Committee's scope of responsibilities.

  d.
  Review and resolve matters involving the Company, its senior management and/or its directors (who are not members of the Committee) where the Board as a whole may be deemed not to be independent or objective.

  e.
  Retain independent counsel, accountants or others to assist it in the conduct of such inquiries as it deems appropriate and to pursue such actions as the Committee deems appropriate.

June 2001

A-1

REVOCABLE PROXY

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE
For All
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS—JUNE 4, 2002		1.	ELECTION OF DIRECTORS: Daniel G. Cohen Harmon S. Spolan Kenneth L. Tepper	For ☐	Withhold ☐	Except ☐

The undersigned hereby appoints Daniel Spalding and Kenneth Tepper, and each of them, as proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned all shares which the undersigned would be entitled to vote if personally present at the 2002 Annual Meeting of Shareholders of TRM CORPORATION to be held on June 4, 2002, and any adjournments thereof, with respect to the following:		INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below:
		2.	Transaction of any business that properly comes before the meeting or any adjournment thereof. A majority of the proxies or substitutes at the meeting may exercise all the powers granted thereby.	For ☐	Against ☐	Abstain ☐
Either or both of the proxies (or substitutes) present at the meeting may exercise all powers granted hereby.
Please be sure to sign and date this Proxy in the box below.	Date
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS. IN ADDITION, THE PROXIES MAY VOTE AT THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Shareholder sign above	Co-holder (if any) sign above
Please date and sign exactly as your name or names appear hereon. If more than one name appears, all should sign. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full title and authority.

/*\ Detach above card, sign, date and mail in the postage paid envelope provided. /*\

5208 N.E. 122nd Avenue Portland, Oregon 97230-1074

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SIGN, DATE & MAIL YOUR PROXY CARD TODAY

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QuickLinks

PROXY STATEMENT
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
PROPOSAL 1 ELECTION OF DIRECTORS
BACKGROUND INFORMATION ABOUT CONTINUING DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)
AUDIT COMMITTEE MATTERS
APPOINTMENT OF INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
OTHER MATTERS
Appendix A Audit Committee Charter
REVOCABLE PROXY